Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relation
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. REPORTS FISCAL YEAR 2009 FOURTH QUARTER
REPORTED EPS OF $0.31 INCLUDING $0.45 PER SHARE CHARGE RELATED TO THE ONGOING UNITED STATES ATTORNEY’S OFFICE INVESTIGATION

COMPANY PROVIDES FISCAL YEAR 2010 EPS GUIDANCE IN THE RANGE OF $3.45-$3.55 PER SHARE

NEW YORK, April 21, 2009 -- Forest Laboratories, Inc. (NYSE: FRX), a U.S.-based pharmaceutical company, today announced that earnings per share for the fourth quarter of fiscal year 2009 were $0.31 per share.  Excluding the one-time USAO charge described below, non-GAAP earnings per share for the fourth fiscal quarter equaled $0.76.  This compares to last year’s reported earnings per share of $0.55, including a licensing payment to Novexel, S.A. of $110.1 million, or $0.35 per share and non-GAAP earnings per share of $0.90.

The Company has provided a $170 million pretax reserve, or $0.45 per share, in connection with ongoing discussions with the United States Department of Justice (DOJ) arising out of the investigations led by the U. S. Attorney’s Office for the District of Massachusetts (USAO) into marketing, promotional and other activities primarily in connection with Lexapro®, Celexa® and Levothroid®.  These discussions with the DOJ have not yet concluded, and there can be no assurance as to when they will conclude or whether they will lead to a resolution, or the amount of any settlement that may be reached.  Accordingly, until the investigation is resolved, there can be no assurance that the amount reserved by the Company will be sufficient and that a larger material amount will not be required.  The Company continues to cooperate with these investigations.

Net sales for the quarter ended March 31, 2009 were $896.7 million, essentially unchanged from $898.7 million in the prior fiscal year.  Sales of Lexapro (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of major depressive disorder in adults and, most recently, adolescents and generalized anxiety disorder in adults were $548.5 million, a decline of 5.0% from the year-ago period.  Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, totaled $243.8 million in the quarter, an increase of 7.7% from last year’s fourth quarter.  Sales of Bystolic™, a beta-blocker approved for the treatment of hypertension, launched in late January 2008, were $29.7 million, just under a twofold increase from the quarter a year ago.  Contract revenue of $55.2 million declined 8.2%, principally from the Benicar® (olmesartan medoxomil) co-promotion income of $50.5 million, which declined 13.2% compared to last year.  Per the agreement with Daiichi Sankyo, active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.  Interest income of $12.7 million decreased from $31.1 million reported in the prior year, due to lower interest rates earned on the Company’s short duration portfolio.  Other income was essentially unchanged at $0.8 million.  Net revenues for the quarter, which includes net sales, contract revenue, interest and other income, were $965.5 million, a decrease of 2.6% from $990.9 million in the prior fiscal year.

Selling, general and administrative expenses during the quarter increased 57.3% to $515.1 million from $327.4 million last year and included a charge of $170.0 million related to the USAO investigation as well as significant expenses associated with the launch of Bystolic and pre-launch spending for Savella™, a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) indicated for the management of fibromyalgia that was approved in January.  Excluding the USAO investigation charge, SG&A expense increased 5.4% versus the prior year.  Research and development spending for the quarter was $123.8 million as compared to $255.1 million in the year-ago period.  Research and development spending in the prior year included a charge of $110.1 million for an upfront license payment to Novexel for the development rights to NXL-104 in the United States.

Income tax expense for the quarter was $26.2 million, reflecting a quarterly effective tax rate of 22.0%.  Reported net income for the quarter ended March 31, 2009 was $92.8 million compared to $172.8 million in the prior year.

Diluted shares outstanding for the fourth quarter were 302,123,000, a reduction of 10,511,000 shares from the year-ago period due mainly to the Company’s share repurchase program.  There were no share repurchases during the current quarter.

Twelve-month Results

Net revenue for the fiscal year ended March 31, 2009 increased 2.3% to $3,922.8 million from $3,836.3 million in the prior fiscal year.  Lexapro sales increased 0.4% to $2,300.9 million from $2,292.0 million last fiscal year.  Sales of Namenda increased 14.4% to $949.3 million from $829.7 million and sales of Bystolic reached $69.2 million in its first full year on the market, while the earnings contribution from Benicar decreased 7.8% to $195.6 million from $212.1 million.

Selling, general and administrative expense increased 27.7% to $1,474.3 million from $1,154.8 million, and included one-time charges of $44.1 million related to the termination of the Azor co-promotion agreement and $170.0 million related to the USAO investigation.  Excluding the impact of the one-time charges, selling, general and administrative expense increased 9.1%.  Research and development spending decreased 1.4% to $661.3 million, including development milestone expenses of $59.5 million and total licensing payments of $150.0 million related to the Phenomix and Pierre Fabre collaboration agreements.  This compares to last fiscal year spending of $671.0 million, including development milestone expenses of $51.0 million and total license payments of $180.0 million related to Ironwood Pharmaceuticals and Novexel collaboration agreements.  Excluding the impact of the license agreement payments, research and development expense increased 4.2%.

Income tax expense was $202.8 million, reflecting a full-year effective tax rate of 20.9%.  Reported net income for the fiscal year ended March 31, 2009 decreased 20.7% to $767.7 million from net income of $968.0 million reported in the prior fiscal year.  Reported diluted earnings per share for the fiscal year totaled $2.52 per share as compared to reported earnings per share of $3.06 in fiscal 2008.  Excluding the licensing payments made to Phenomix and Pierre Fabre, the Azor termination fee and the charge taken related to the USAO investigation, adjusted non-GAAP net income and earnings per share for the fiscal year ended March 31, 2009 would be $1,052.4 million, or $3.46 per diluted share, compared to $1,124.1 million, or $3.56 per diluted share in the prior fiscal year.  During fiscal year 2009 the Company repurchased approximately 10.2 million shares under its currently authorized repurchase program.  There is authorization to repurchase an additional 5.7 million shares under this program which has no expiration date.

Fiscal 2010 Guidance

Regarding the fiscal year ending March 31, 2010, the Company expects that diluted earnings per share will be in a range of $3.45 to $3.55, including planned research and development milestone payments related to existing pipeline products but not including any licensing or milestone payments which may be made for additional product development transactions or acquisitions that may occur during the fiscal year.

Key assumptions supporting the fiscal year 2010 forecast include the following:

*Lexapro sales projection of approximately $2.3 billion which is unchanged from $2.3 billion in fiscal 2009.  The Company projects an increase in overall prescription volume for the underlying SSRI/SNRI antidepressant market as a whole of approximately 1.5% and a decrease in Lexapro’s total prescription market share of approximately 1.5 share points.  Also included in the projection is a price increase which was realized in January 2009.

*Namenda sales growth of approximately 12% over the $949.3 million reported in fiscal 2009.

*Bystolic sales of approximately $195.0 million as compared with $69.2 million reported in fiscal 2009.

*Savella sales of approximately $30.0 million.

*Benicar earnings decline of approximately 5% from $195.6 million reported in fiscal 2009.

*Total net revenue (includes product sales as well as the earnings contribution from Benicar, interest income and other income) of approximately $4.1 billion, representing growth of 4% from the $3.92 billion reported in fiscal 2009 and net sales growth of 6%.

*Selling, general and administrative expense of approximately $1.3 billion.  This expense includes funding continued competitive levels of support behind currently promoted products, continued launch expenses for Bystolic, our beta-blocker for the treatment of hypertension that was launched in January 2008, and launch expenses to support Savella, an SNRI indicated for the management of fibromyalgia.

*Research and development spending of approximately $575.0 million in support of a significant late-stage product pipeline.  This projection includes planned milestone payments of approximately $70.0 million and represents, in total, an increase of around 13% from last year’s spend levels excluding initial licensing payments.

* An effective tax rate for fiscal 2010 of approximately 21.5%

* Diluted shares outstanding will average approximately 303,000,000 for the fiscal year ending March 31, 2010.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “Fiscal 2009 was a year of solid performance from our key promoted products, including a stronger than anticipated first year performance from Bystolic.  During the year we were granted two important marketing approvals from the FDA.  Firstly, Savella was approved for the management of fibromyalgia, following a first cycle review.  Savella is a valuable new treatment option for patients with the chronic and often debilitating condition of fibromyalgia.  Also, Lexapro received approval for the important additional indication for the acute and maintenance treatment of major depressive disorder in adolescents, 12 to 17 years of age.  Further, we received a patent term extension for Namenda which extends its exclusivity to April, 2015.  Along with the steady progress of our product pipeline, we were also very pleased to announce the addition of two late-stage products.  We partnered with the Phenomix Corporation to develop and commercialize dutogliptin, for the treatment of Type 2 diabetes mellitus and with Pierre Fabre Medicament to develop and commercialize levomilnacipran for the treatment of depression.

In fiscal 2010, we will continue to advance our product development pipeline, which includes six products in Phase III development and two products currently in Phase II-b development that we expect to progress into Phase III later this year.  Very shortly we will begin additional Phase III studies of aclidinium, for the treatment of COPD, to provide further support for higher and/or more frequent dosage regimens which we expect will significantly increase the potential clinical utility of this novel compound.  In the coming months we expect to file a sNDA for Bystolic for the treatment of congestive heart failure, which if approved, will further enhance the sales potential of this already successful recent product launch.  By mid-year we expect to report Phase III clinical data for ceftaroline, a broad-spectrum cephalosporin antibiotic with activity against gram-positive bacteria, including MRSA and gram-negative bacteria, for the treatment of community acquired pneumonia (CAP).  If the CAP data is positive, we will submit an NDA, together with the positive results that we have already reported for the treatment of complicated skin and skin structure infections, around the end of this calendar year.  We are in the process of initiating additional Phase III studies for dutogliptin, for the treatment of Type 2 diabetes mellitus.  Also around mid-year we expect to begin Phase III studies for levomilnacipran, for the treatment of depression.  We have commenced Phase III studies for linaclotide, for the treatment of chronic constipation and shortly, we expect to begin Phase III trials for the additional indication of constipation predominant irritable bowel syndrome.  Linaclotide is a promising novel compound that may offer a much needed therapy for this very large and underserved patient population.  Later this year we anticipate receiving Phase II-b data for cariprazine, for the treatment of schizophrenia, and if positive, we expect to initiate Phase III studies for the treatment of patients with acute mania associated with bipolar I disorder.  We also expect to receive Phase II clinical data for oglemilast, for the treatment of COPD, later this year.

As is evident from our pipeline of both late and earlier stage products, Forest continues to have access, often preferential access, to the many new compounds initially developed by other companies, some also based in the U.S. and others outside the U.S.  Importantly, Forest is viewed as a highly desirable development and marketing partner, often precisely because of our size and past performance.  Accordingly, we expect to enter into additional development agreements for product opportunities during this and subsequent years.  We believe that supporting our currently marketed products and seeking additional compounds through our business development efforts will deliver the sales and earnings necessary to both replace and exceed the revenues lost due to the expiry of marketing exclusivity for Lexapro and Namenda.”
Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below. This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		TWELVE MONTHS
	ENDED MARCH 31		ENDED MARCH 31
	2008	2009	2008	2009
Reported Diluted Earnings Per Share:	$0.55	$0.31	$3.06	$2.52
Specified items, per share, net of tax:
USAO Investigation	-	0.45	-	0.45
Azor Deal Termination	-	-	-	0.08
Research and Development
Ironwood Licensing Payment		-	0.15	-
Novexel Licensing Payment	0.35	-	0.35	-
Phenomix and Pierre Fabre
Licensing Payments	-	-	-	0.41

Adjusted Non-GAAP Diluted Earnings Per Share:	$0.90	$0.76	$3.56	$3.46

Forest will host a conference call at 10:00 AM EDT today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until May 5, 2009 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) Conference Call ID 92011267.

About Forest Laboratories
Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS		TWELVE MONTHS
	ENDED MARCH 31		ENDED MARCH 31
	(In thousands, except per share amounts)
	2009	2008	2009	2008
Revenues:
Net sales	$896,726	$898,703	$3,636,055	$3,501,802
Contract revenue	55,203	60,105	209,000	216,500
Interest income	12,751	31,148	74,409	108,680
Other income	797	897	3,318	9,347
Net revenues	965,477	990,853	3,922,782	3,836,329

Costs and expenses:
Cost of goods sold	207,684	210,376	816,680	800,114
Selling, general and administrative	515,090	327,426	1,474,274	1,154,845
Research and development	123,774	255,081	661,294	670,973
	846,548	792,883	2,952,248	2,625,932

Income before income tax expense	118,929	197,970	970,534	1,210,397
Income tax expense	26,166	25,200	202,791	242,464
Net income	$92,763	$172,770	$767,743	$967,933

Net income per share:
Basic	$0.31	$0.55	$2.53	$3.08
Diluted	$0.31	$0.55	$2.52	$3.06

Weighted average number of shares outstanding:
Basic	301,614	311,390	303,609	314,660
Diluted	302,123	312,634	304,400	316,133